Execution Version

AMENDING AGREEMENT NO. 2 TO

CANADIAN PLEDGE AGREEMENT

(REYNOLDS PACKAGING INTERNATIONAL B.V.)

TO:
The Bank of New York Mellon (in its capacity as collateral agent for the Secured Parties as appointed under the First Lien Intercreditor Agreement and its successors, permitted transferees and permitted assigns, the "Collateral Agent") on behalf of and for the benefit of itself and the other Secured Parties

FROM:    Reynolds Packaging International B.V. (the "Pledgor")

DATED:    As of the 30th day of June, 2014.

WHEREAS:

(A)	The Pledgor granted the Collateral Agent a Canadian pledge agreement dated as of September 1, 2010 (as amended by amending agreement no. 1 dated as of April 28, 2011, the "Canadian Pledge Agreement");

(B)
The Pledgor has recently acquired certain shares of Reynolds Consumer Products Canada Inc. (the "New Shares") and is therefore obligated to provide the Collateral Agent with an amended and updated Attachment 1 to the Canadian Pledge Agreement; and

(C)
The Pledgor and the Collateral Agent have agreed to amend the Canadian Pledge Agreement by updating and amending the existing Attachment 1 (the "Old Attachment 1") to the Canadian Pledge Agreement to reflect the addition of such New Shares;

NOW THEREFORE in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor covenants and agrees in favour of the Collateral Agent as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Canadian Pledge Agreement Amendments. As of and with effect from the date hereof, the Canadian Pledge Agreement shall be amended as follows:

(1)
the Old Attachment 1 attached to the Canadian Pledge Agreement is deleted and replaced by the updated Attachment 1 (the "Updated Attachment 1") attached as Schedule A to this Amending Agreement No. 2; and

(2)
the use of the term "Attachment 1" in the Canadian Pledge Agreement (as amended, extended, novated, restated, replaced, supplemented or otherwise modified from time to time) shall mean the Updated Attachment 1 as the same may be amended, extended, novated, restated, replaced, supplemented or otherwise updated from time to time.

[Amending Agreement No. 2 to Canadian Pledge Agreement (Reynolds Packaging International B.V.)]

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ARTICLE II

MISCELLANEOUS

Section 2.1 Continuing Effect. The parties hereby confirm the terms of the Canadian Pledge Agreement which continues in full force and effect as amended by the terms of this Amending Agreement No. 2. The Canadian Pledge Agreement and this Amending Agreement No. 2 shall hereafter be read and construed as one instrument.

Section 2.2 Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Canadian Pledge Agreement.

Section 2.3 Governing Law and Jurisdiction. This Amending Agreement No. 2 shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

[SIGNATURE PAGE FOLLOWS]

[Amending Agreement No. 2 to Canadian Pledge Agreement (Reynolds Packaging International B.V.)]

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SCHEDULE A

See attached.

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ATTACHMENT 1 to Canadian Pledge Agreement (Reynolds Packaging International B.V.)

Item A. Pledged Shares

Pledged Share Issuer	Number of	Number of	% of Shares	Represented
	Shares Owned	Shares Pledged	Pledged of All	by Share
			Outstanding	Certificate
			Shares	No.

REYNOLDS FOOD	6,986,001	6,986,001	100	C-1
PACKAGING
CANADA INC.

CLOSURE	5,289,001	5,289,001	100	C-3
SYSTEMS
INTERNATIONAL
(CANADA)
LIMITED

REYNOLDS	16,060,501	16,060,501	100	C-1
CONSUMER
PRODUCTS
CANADA INC.

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